Exhibit 99.1

Ferguson Reports First Quarter Ended March 31, 2026
Solid Start to the Year; Full Year Guidance Unchanged

First quarter highlights
-     Sales of $7.5 billion, increased 3.6%.
-     Gross margin of 31.0%, up 30 bps from prior year.
-     Operating margin of 8.2%, up 120 bps on prior year (8.7%, up 40 bps on an adjusted basis).
-     Diluted earnings per share of $2.13, up 23.1% on prior year ($2.28 on an adjusted basis, up 9.1%).
-    Completed two acquisitions during the quarter, one subsequent to quarter-end and signed definitive purchase agreements on another three.
-    Declared quarterly dividend of $0.89.
-    Share repurchases of $236 million during the quarter; and new $2 billion share repurchase program authorization.
-    Balance sheet remains strong with net debt to adjusted EBITDA of 1.0x.

May 5, 2026, Newport News, VA— Ferguson Enterprises Inc. (NYSE: FERG; LSE: FERG). Kevin Murphy, Ferguson CEO, commented, “Our associates delivered another quarter of solid results in a challenging market. We are particularly pleased with another quarter of strong non-residential revenue growth, driven by our ability to serve large capital projects. Our scale-advantaged business model and consistent cash generation enable us to invest in organic growth, consolidate our markets through acquisitions and return capital to shareholders, all while maintaining a strong balance sheet.
“While the economic environment remains uncertain, we expect to continue to outperform the market by deploying scale locally while leveraging the long term growth drivers of water infrastructure, large capital projects, climate and comfort and aging and underbuilt housing. We are confident in our ability to capitalize on these growth drivers as we provide essential water and air solutions for the complex project needs of the specialized professional.”
Calendar 2026 Guidance (unchanged)

2026 Guidance January 1 - December 31, 2026
Net sales	Low to mid-single digit growth
Adjusted operating margin*	9.4% - 9.8%
Interest expense	~$200 million
Capital expenditures	$350 - $400 million
Adjusted effective tax rate*	~26%
* The Company does not reconcile forward-looking non-GAAP measures. See “Non-GAAP Reconciliations and Supplementary information”.

	Three months ended March 31,
US$ (In millions, except per share amounts)	2026		2025		Change
	Reported	Adjusted(1)	Reported	Adjusted(1)	Reported	Adjusted
Net sales	7,472	7,472	7,213	7,213	+3.6%	+3.6%
Gross margin	31.0%	31.0%	30.7%	30.7%	+30 bps	+30 bps
Operating profit	612	647	507	597	+20.7%	+8.4%
Operating margin	8.2%	8.7%	7.0%	8.3%	+120 bps	+40 bps
Earnings per share - diluted	2.13	2.28	1.73	2.09	+23.1%	+9.1%
Adjusted EBITDA		711		651		+9.2%
Net debt(1) : Adjusted EBITDA		1.0x		1.1x
(1) The Company uses certain non-GAAP measures, which are not defined or specified under U.S. GAAP. See the section titled “Non-GAAP
Reconciliations and Supplementary Information.”

Summary of financial results
Quarter ended March 31, 2026
Net sales of $7.5 billion were 3.6% ahead of last year driven by organic revenue growth of 2.8% and acquisition growth of 0.8%. Price inflation was in the mid-single digits.
Gross margin of 31.0% was 30 basis points above last year reflecting solid execution across the business. In addition, we continued to drive productivity and diligently manage the cost base.
Reported operating profit was $612 million (8.2% operating margin), 20.7% ahead of last year. Adjusted operating profit of $647 million (8.7% adjusted operating margin) was 8.4% above last year.
Reported diluted earnings per share was $2.13, an increase of 23.1% compared to last year, while adjusted diluted earnings per share of $2.28 increased 9.1% due to the higher adjusted operating profit and the impact of share repurchases.
US - quarter ended March 31, 2026
Net sales in the US business increased by 3.5%, with organic revenue growth of 2.9% and a further 0.6% contribution from acquisitions.
Residential end markets, representing approximately half of US revenue, remained challenged. New residential construction activity has been weak and repair, maintenance and improvement (“RMI”) work remains soft. We continue to outperform weak markets with residential revenue down 1% in the quarter.
Although the overall non-residential market remains mixed, our scale, expertise, multi-customer group approach and value-added solutions drove strong share gains with non-residential revenue up 8% this quarter. We are pleased with the on-going large capital project activity and continue to see solid shipments with growth in open order volumes and bidding activity.
Adjusted operating profit of $656 million was 7.4% or $45 million above last year.
We completed two acquisitions within our Waterworks customer group during the first quarter, including: Technology Sales Associates, Inc. and Chesapeake Environmental Equipment, LLC. Subsequent to quarter-end, we acquired Carrier Great Lakes in our HVAC customer group. We also signed definitive purchase agreements for two additional HVAC acquisitions, Dealers Supply Company and New England Applied Products, as well as PRD Technologies Group within our Industrial customer group. We anticipate closing these three acquisitions during the second quarter. Collectively, these acquisitions will expand and enhance our capabilities across water and wastewater treatment, residential, commercial and applied HVAC, and industrial valves and flow control. The aggregate annualized revenue impact of these six acquisitions is approximately $350 million.
Canada - quarter ended March 31, 2026
Net sales increased by 5.5%, with a 5.8% contribution from acquisitions offset by an organic decline of 0.3%. A favorable 4.6% impact from foreign exchange rates was fully offset by 4.6% from a non-core business divestment. Markets have remained subdued in Canada, particularly in residential. Adjusted operating profit of $5 million was $1 million below last year.
Segment overview

	Three months ended March 31,
US$ (In millions)	2026	2025	Change
Net sales:
US	7,146	6,904	+3.5%
Canada	326	309	+5.5%
Total net sales	7,472	7,213	+3.6%

Adjusted operating profit:
US	656	611	+7.4%
Canada	5	6	(16.7)%
Central and other costs	(14)	(20)
Total adjusted operating profit	647	597	+8.4%
Financial position
Net debt to adjusted EBITDA at March 31, 2026 was 1.0x and during the quarter we completed share repurchases of $236 million. Taking into account our strong financial position, the Board authorized the repurchase of up to $2.0 billion of Ferguson's outstanding common stock, replacing the company's existing repurchase program. The authorization has no expiration date.
We declared a quarterly dividend of $0.89. The dividend will be paid on July 8, 2026 to stockholders of record as of May 15, 2026.
London Stock Exchange listing review
Ferguson is undertaking a review of its London Stock Exchange (LSE) secondary listing, the outcome of which may result in the cancellation of the Company's LSE listing. The Company anticipates completing this review during the second quarter of 2026 and will provide an update to shareholders at that time.

For further information please contact

Investor relations
Pete Kennedy, Vice President Investor Relations	Mobile:	+1 757 603 0111
Christen Rusbarsky, Director of Investor Relations	Mobile:	+1 443 528 2533

Media inquiries
Christine Dwyer, Vice President of Communications and PR	Mobile:	+1 757 469 5813
Investor conference call and webcast
A call with Kevin Murphy, CEO and Bill Brundage, CFO will commence at 8:30 a.m. ET (1:30 p.m. BST) today. The call will be recorded and available on our website after the event at corporate.ferguson.com.
Dial in number US: +1 646 664 1960
UK: +44 (0) 20 3936 2999
Ask for the Ferguson call quoting 570963. To access the call via your laptop, tablet or mobile device please go to corporate.ferguson.com. If you have technical difficulties, please click the “Listen by Phone” button on the webcast player and dial the number provided.
About Ferguson
Ferguson (NYSE: FERG; LSE: FERG) is North America’s largest value-added distributor of essential water and air solutions, serving specialized professionals in our $340B residential and non-residential construction markets. We help make our customers’ complex projects simple, successful and sustainable by providing expertise and a wide range of products and services from plumbing, HVAC, appliances, and lighting to PVF, water and wastewater solutions, and more. Headquartered in Newport News, Va., Ferguson has sales of $31.3 billion (CY’25) and approximately 35,000 associates in over 1,700 locations. For more information, please visit corporate.ferguson.com.
Provisional financial calendar

Results for period ending June 30, 2026	August 10, 2026 with call from 8:30 a.m. ET

Cautionary note on forward-looking statements
Certain information included in this announcement is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for the future including our capabilities and priorities, expectations regarding global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, the overall performance of, including demand levels for, the markets in which we operate, our acquisition pipeline and ability to achieve potential benefits from future acquisitions, capital deployment strategy, including the amount and timing of our dividends and share repurchases, investments and capital expenditures, plans regarding stock exchange listings and other statements concerning the success of our business and strategies. Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “guidance,” “intends,” “continues,” “plans,” “projects,” “poised,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this announcement are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those contained in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate and the macroeconomic impact of factors beyond our control (including, among others, inflation/deflation, recession, labor and wage pressures, trade restrictions such as tariffs, sanctions and retaliatory countermeasures, interest rates, and geopolitical conditions); failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities; decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets and our ability to effectively manage inventory as a result; changes in competition, including as a result of market consolidation, new entrants, vertical integration or competitors responding more quickly to emerging technologies (such as generative or agentic artificial intelligence (“AI”)); failure of a key information technology system or process as well as payment-related risks, including exposure to fraud or theft; privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents, network security breaches or the use of AI; ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability due to loss of key suppliers; failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence; unsuccessful execution of our operational strategies, including the failure to quickly adapt our strategy to emerging technologies; failure to attract, retain and motivate key associates; exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks and fleet incidents; risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions; risks associated with sales of private label products, including regulatory, product liability and reputational risks and the adverse impact such sales may have on supplier relationships and rebates; the failure to achieve and maintain a high level of product and service quality or comply with responsible sourcing standards; inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility; changes in, interpretations of, or compliance with tax laws and accounting standards;

our access to capital, indebtedness and changes in our credit ratings and outlook; fluctuations in product prices/costs (e.g., including as a result of the use of commodity-priced materials, inflation/deflation, trade restrictions and/or failure to qualify for or maintain supplier rebates) and foreign currency; funding risks related to our defined benefit pension plans; legal proceedings in the ordinary course of our business as well as any failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change; the occurrence of unforeseen developments such as litigation, investigations, governmental proceedings or enforcement actions; our failure to comply with the obligations associated with being a public company listed on the New York Stock Exchange and London Stock Exchange and the costs associated therewith; the costs and risk exposure relating to sustainability matters and disclosures, including regulatory or legal requirements and disparate stakeholder expectations; and other risks and uncertainties set forth under the heading “Risk Factors” in our Transition Report on Form 10-KT for the five-month transition period ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2026 and in other filings we make with the SEC in the future. Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Ferguson Enterprises Inc.
Non-GAAP Reconciliations and Supplementary Information
(unaudited)
Non-GAAP items
This announcement contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP financial measures include adjusted operating profit, adjusted operating margin, adjusted net income, adjusted earnings per share - diluted, adjusted EBITDA, adjusted effective tax rate, net debt and net debt to adjusted EBITDA ratio. The Company believes that these non-GAAP financial measures provide users of the Company’s financial information with additional meaningful information to assist in understanding financial results and assessing the Company’s performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of the Company’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because it is unable to predict with reasonable certainty or without unreasonable effort non-recurring items, such as those described above, that may arise in the future. The variability of these items is unpredictable and may have a significant impact.

Reconciliation of Net Income to Adjusted Operating Profit and Adjusted EBITDA

	Three months ended
	March 31,
(In millions)	2026	2025
Net income	$414	$345
Provision for income taxes	146	124
Interest expense, net	45	46
Other expense (income), net	7	(8)
Operating profit	612	507
Corporate restructuring expenses(1)	2	—
Business restructuring expenses(2)	—	51
Amortization of acquired intangibles	33	39
Adjusted Operating Profit	647	597
Depreciation & impairment of PP&E	58	47
Amortization of non-acquired intangibles	6	7
Adjusted EBITDA	$711	$651
(1)For the three months ended March 31, 2026, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(2)For the three months ended March 31, 2025, business restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.

Net Debt : Adjusted EBITDA Reconciliation
To assess the appropriateness of its capital structure, the Company’s principal measure of financial leverage is net debt to adjusted EBITDA. The Company aims to operate with investment grade credit metrics and keep this ratio within one to two times.
Net debt
Net debt comprises bank overdrafts, bank and other loans and derivative financial instruments, excluding lease liabilities, less cash and cash equivalents. Long-term debt is presented net of debt issuance costs.

	As of March 31,
(In millions)	2026	2025
Long-term debt	$3,979	$3,500
Short-term debt	148	400
Bank overdrafts(1)	—	4
Derivative liabilities	2	4
Cash and cash equivalents	(820)	(596)
Net debt	$3,309	$3,312
(1)     Bank overdrafts are included in other current liabilities in the Company’s Consolidated Balance Sheets.
Adjusted EBITDA (Rolling 12-month)
Adjusted EBITDA is net income before charges/credits relating to depreciation, amortization, impairment and certain non-GAAP adjustments. A rolling 12-month adjusted EBITDA is used in the net debt to adjusted EBITDA ratio to assess the appropriateness of the Company’s financial leverage.

	Twelve months ended
(In millions, except ratios)	March 31,
	2026	2025
Net income	$2,075	$1,592
Provision for income taxes	600	691
Interest expense, net	189	184
Other expense (income), net	30	(5)
Restructuring activities(1)	25	63
Depreciation and amortization	384	360
Adjusted EBITDA	$3,303	$2,885
Net Debt: Adjusted EBITDA	1.0x	1.1x
(1)     For the rolling twelve months ended March 31, 2026 and 2025, restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth, including a gain on the sale of a closed distribution center in November 2025, as well as incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.

Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS - Diluted

	Three months ended
	March 31,
(In millions, except per share amounts)	2026		2025
		per share(1)		per share(1)
Net income	$414	$2.13	$345	$1.73
Corporate restructuring expenses(2)	2	0.01	—	—
Business restructuring expenses(3)	—	—	51	0.26
Amortization of acquired intangibles	33	0.17	39	0.20
Discrete tax adjustments(4)	4	0.02	3	0.02
Tax impact-non-GAAP adjustments(5)	(9)	(0.05)	(23)	(0.12)
Adjusted net income	$444	$2.28	$415	$2.09

Diluted weighted-average shares outstanding	194.8		199.0

(1)Per share on a dilutive basis.
(2)For the three months ended March 31, 2026, corporate restructuring expenses primarily related to incremental costs in connection with transition activities following the establishment of our parent company’s domicile in the United States.
(3)For the three months ended March 31, 2025, business restructuring expenses primarily related to the Company’s implementation of targeted actions to streamline operations, enhancing speed and efficiency to better serve customers and drive further profitable growth.
(4)For the three months ended March 31, 2026 and 2025, discrete tax adjustments were mainly related to interest on uncertain tax positions.
(5)For the three months ended March 31, 2026, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles. For the three months ended March 31, 2025, the tax impact on non-GAAP adjustments related to the restructuring expenses and the amortization of acquired intangibles.

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Earnings
(unaudited)

	Three months ended
	March 31,
(In millions, except per share amounts)	2026	2025
Net sales	$7,472	$7,213
Cost of sales	(5,154)	(4,997)
Gross profit	2,318	2,216
Selling, general and administrative expenses	(1,607)	(1,565)
Restructuring expenses	(2)	(51)
Depreciation and amortization	(97)	(93)
Operating profit	612	507
Interest expense, net	(45)	(46)
Other (expense) income, net	(7)	8
Income before income taxes	560	469
Provision for income taxes	(146)	(124)
Net income	$414	$345

Earnings per share - Basic	$2.13	$1.74

Earnings per share - Diluted	$2.13	$1.73

Weighted average number of shares outstanding:
Basic	194.6	198.8
Diluted	194.8	199.0

Ferguson Enterprises Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	As of
(In millions)	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$820	$557
Accounts receivable, net	3,669	3,312
Inventories	4,676	4,588
Prepaid and other current assets	961	1,031
Assets held for sale	39	48
Total current assets	10,165	9,536
Property, plant and equipment, net	1,931	1,911
Operating lease right-of-use assets	1,893	1,832
Deferred income taxes, net	125	165
Goodwill	2,481	2,470
Other non-current assets	1,194	1,238
Total assets	$17,789	$17,152

Liabilities and stockholders’ equity
Accounts payable	$3,677	$3,117
Other current liabilities	2,021	2,008
Total current liabilities	5,698	5,125
Long-term debt	3,979	3,978
Long-term portion of operating lease liabilities	1,489	1,436
Other long-term liabilities	749	756
Total liabilities	11,915	11,295
Total stockholders' equity	5,874	5,857
Total liabilities and stockholders' equity	$17,789	$17,152

Ferguson Enterprises Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

(In millions)	Three months ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$414	$345
Depreciation and amortization	97	93
Share-based compensation	16	9
Changes in inventories	(92)	(54)
Changes in receivables and other assets	(275)	(121)
Changes in accounts payable and other liabilities	543	656
Other operating activities	69	(54)
Net cash provided by operating activities	772	874
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(10)	(150)
Capital expenditures	(92)	(73)
Other investing activities	8	12
Net cash used in investing activities	(94)	(211)
Cash flows from financing activities:
Purchase of treasury shares	(236)	(207)
Net change in debt and bank overdrafts	—	(419)
Cash dividends	(174)	(166)
Other financing activities	(3)	(22)
Net cash used in financing activities	(413)	(814)
Change in cash, cash equivalents and restricted cash	265	(151)
Effects of exchange rate changes	(2)	9
Cash, cash equivalents and restricted cash, beginning of period	581	773
Cash, cash equivalents and restricted cash, end of period	$844	$631